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                                                                    Exhibit 10.7
                             THE GRAND UNION COMPANY
                            201 Willowbrook Boulevard
                                 Wayne, NJ 07470

                                                     July 30, 1996

Shamrock Capital Advisors, Inc.
4444 Lakeside Drive
Burbank, California  91505

Attention:  Geoffrey T. Moore

Gentlemen:

     This letter will confirm our engagement of Shamrock Capital Advisors, Inc., a Delaware corporation ("SCA") to provide management and consulting services to The Grand Union Company, a Delaware corporation (the "Company"), and its subsidiaries for a period of three years commencing on the Principal Closing Date (as that term is defined in the Purchase Agreement, defined below). We understand that SCA is the investment manager for Trefoil Capital Investors II, L.P., a Delaware limited partnership ("Trefoil"), which is a party to that Stock Purchase Agreement, dated July 30, 1996 (the "Purchase Agreement"), by and among the Company, Trefoil and GE Investment Private Placement Partners II, A Limited Partnership, a Delaware limited partnership ("GEI") (Trefoil and GEI to be referred to collectively as the "Purchasers").

     1. SCA will consult with, and provide advice to, the officers and management employees of the Company concerning matters (i) relating to the Company's financial policies and the development and implementation of the Company's business plans and (ii) generally arising out of the business affairs of the Company. It is understood that the Company shall have no obligation to follow any of SCA's advice. SCA shall devote such time as it deems is necessary to perform the services to be rendered by it hereunder, and SCA shall not be required to devote any minimum amount of time to the performance of such services. SCA may also be retained to provide additional special services to the Company as approved from time to time by the independent directors of the Company (directors of the Company neither affiliated nor associated with any of the Purchasers), upon such terms and conditions and for such compensation as shall be negotiated in good faith by SCA and the Company.

     2. SCA's compensation for management and consulting services hereunder will be $300,000 in the first year of SCA's engagement to provide services hereunder (each such year a "Service Year"), $400,000 in the second Service Year, and $500,000 in the third Service Year, such amounts to be payable semiannually in advance in equal installments each Service Year, with the initial semiannual payment for the first Service Year to be made on the Principal Closing Date. The Company shall also reimburse SCA (or cause SCA to be reimbursed) for all of its reasonable out-of-pocket costs and expenses in connection with the performance of its services hereunder, which shall include the reasonable fees and disbursements of its counsel, upon documentation thereof. In addition to the foregoing compensation, the officers, directors or employees of any of the Purchasers or their respective affiliates serving as directors of the Company will also be paid customary director fees paid to non-employee directors of the Company and will be reimbursed for all of their reasonable out-of-pocket costs

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and expenses in connection therewith.

     3. The Company has been advised that SCA (and its officers and directors) provides consulting, management and other services to Trefoil, entities in which Trefoil invests, Shamrock Holdings, Inc., a Texas corporation ("Shamrock"), entities in which Shamrock invests, and others and that SCA anticipates it will continue to provide such services and similar services to other persons and entities. Accordingly, the Company acknowledges and agrees that SCA shall not be prevented or restricted, in any manner whatsoever, by this letter agreement from providing services (pursuant to a written agreement or otherwise) to any other person or entity and will be supplying services to the Company on a non-exclusive basis.

     4. The Company agrees to indemnify SCA and its affiliates in accordance with Schedule A, as attached hereto.

     5. This letter agreement may be terminated at any time, with or without cause, by SCA or the Company. Termination of this letter agreement by the Company shall not relieve the Company from its obligations (i) to pay to SCA any unpaid portion of the total amount of fees due to SCA during the entire stated term of this letter agreement, without giving effect to such termination (including any and all expenses incurred by SCA but not yet reimbursed by the Company in connection with the performance of services hereunder), which may be paid in one lump sum at the time of termination or in accordance with paragraph 2 hereof, at the Company's option, and (ii) to indemnify SCA in accordance with the provisions of Schedule A hereto, which obligations shall survive any termination of this letter agreement by the Company or SCA.

     6. SCA hereby agrees that it will, and will use its best efforts to, cause its directors, officers, employees, agents and advisors ("Representatives") to, maintain the confidentiality of all information obtained by it or its Representatives in connection with its services hereunder; will not disclose such information to any third party (including any other company to which SCA provides management services), except for information which (i) is or becomes generally available to the public other than as a result of a disclosure by SCA or its Representatives, (ii) was within SCA's possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by SCA to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to SCA on a nonconfidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

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    If this letter accurately sets forth our understanding with respect to the subject matter hereof, please indicate that SCA will be bound hereby by executing the enclosed copy of this letter in the space provided and return it to us.

                                   Very truly yours,

                                   THE GRAND UNION COMPANY


                                   By: /s/ Jospeh J. McCaig
                                   Name:   Joseph J. McCaig
                                   Title:  President and Chief Executive Officer

Agreed to and accepted
this 30th day of July, 1996

SHAMROCK CAPITAL ADVISORS, INC.

By: /s/ Geoffrey T. Moore

        Managing Director